Exhibit 99.3

Total System Services, Inc. and NetSpend Holdings, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information gives effect to the Acquisition of NetSpend Holdings, Inc. (“NetSpend”) by Total System Services, Inc. (“TSYS”) and the related financing transactions. Due to the estimated significance of the Acquisition, and the probable nature of the Acquisition, the unaudited pro forma condensed combined financial information is presented in this Current Report on Form 8-K even though the Acquisition has not yet been consummated.

The unaudited pro forma condensed combined balance sheet assumes that the Acquisition and the related financing transactions took place on March 31, 2013. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2012 and the three months ended March 31, 2013 assume that the Acquisition and the related financing transactions took place on January 1, 2012.

The historical consolidated financial information has been prepared to give effect to pro forma events that are (1) directly attributable to the Acquisition and the related financing transactions, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of TSYS and NetSpend. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of TSYS and NetSpend for the applicable periods:

•

the audited consolidated financial statements of TSYS as of and for the year ended December 31, 2012 and the related notes included in TSYS’ Annual Report on Form 10-K for the year ended December 31, 2012;

•	the audited consolidated financial statements of NetSpend as of and for the year ended December 31, 2012 and the related notes included in Exhibit 99.1 of this Form 8-K;

•

the unaudited financial statements of TSYS as of and for the three months ended March 31, 2013 and the related notes included in TSYS’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	the unaudited financial statements of NetSpend as of and for the three months ended March 31, 2013 and the related notes included in Exhibit 99.2 of this Form 8-K.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition and the related financing transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between TSYS and NetSpend during the periods presented in the unaudited pro forma condensed combined financial information that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. TSYS has been treated as the acquirer in the Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates (for example estimates as to value of acquired property, equipment and software as well as intangible assets) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition or the costs to combine the operations of TSYS and NetSpend or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Total System Services, Inc. and NetSpend Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

At March 31, 2013

(in thousands of dollars)

	TSYS	NetSpend	Pro forma Adjustments			Pro forma Combined
Assets
Current assets:
Cash and cash equivalents	$223,097	33,439	(76,437)	(a)		$180,099
Restricted cash	9,046	—	—			9,046
Accounts receivable, net	237,257	12,336	—			249,593
Deferred income tax assets	8,232	7,620	—			15,852
Prepaid expenses and other current assets	89,070	10,570	—			99,640

Total current assets	566,702	63,965	(76,437)			554,230
Property and equipment, net	252,797	24,529	(13,356)	(b)		263,970
Computer software, net	254,785	—	92,268	(c)		347,053
Contract acquisition costs, net	162,094	—	—			162,094
Goodwill	517,147	128,567	912,947	(d)		1,558,661
Other intangible assets, net	124,325	19,661	366,839	(e)		510,825
Equity investments	91,751	—	—			91,751
Deferred income tax assets	5,125	—	18,853	(f)		23,978
Other assets	64,468	26,406	10,735	(g)		101,609

Total assets	$2,039,194	263,128	1,311,849			$3,614,171

Liabilities
Current liabilities:
Accounts payable	$33,143	8,001	—			$41,144
Current portion of notes payable	24,363	12,000	(2,000)	(h)		34,363
Accrued salaries and employee benefits	23,007	—	4,152	(i)		27,159
Current portion of obligations under capital leases	16,539	—	—			16,539
Other current liabilities	123,145	37,329	(3,331)	(j)		157,143

Total current liabilities	220,197	57,330	(1,179)			276,348
Long-term debt, excluding current portion	169,229	58,000	1,282,000	(h	)	1,509,229
Deferred income tax liabilities	54,103	5,490	161,507	(k	)	221,100
Obligations under capital leases, excluding current portion	16,517	—	—			16,517
Other long-term liabilities	65,602	3,663	—			69,265

Total liabilities	525,648	124,483	1,442,328			2,092,459

Redeemable noncontrolling interest	40,589	—	—			40,589

Equity
Shareholders’ equity:
Preferred stock	—	1	(1)	(l)		—
Common stock	20,280	88	21	(l)		20,389
Additional paid-in capital	139,815	194,104	(165,441)	(l)		168,478
Accumulated other comprehensive income (loss), net	(9,431)	630	(630)	(m)		(9,431)
Treasury stock	(283,403)	(137,269)	137,269	(n)		(283,403)
Retained earnings	1,587,540	81,091	(101,697)	(o)		1,566,934

Total shareholders’ equity	1,454,801	138,645	(130,479)			1,462,967

Noncontrolling interests in consolidated subsidiaries	18,156	—	—			18,156

Total equity	1,472,957	138,645	(130,479)			1,481,123

Total liabilities and equity	$2,039,194	263,128	1,311,849			$3,614,171

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Total System Services, Inc. and NetSpend Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2012

(in thousands of dollars, except per share amounts)

	TSYS	NetSpend	Pro forma Adjustments		Pro forma Combined
Total revenues	$1,870,972	351,332	(235)	(a)	$2,222,069
Cost of services	1,262,310	169,066	5,225	(b)	1,436,601
Salaries, depreciation and amortization	—	70,106	(70,106)	(c)	—
Selling, general and administrative expenses	251,010	41,243	47,879	(d)	340,132
Amortization of acquisition intangibles	—	—	92,083	(e)	92,083
Other losses	—	36,988	—	(k)	36,988

Operating income	357,652	33,929	(75,316)		316,265
Nonoperating income (expenses)	(2,798)	(2,459)	(36,840)	(h)	(42,097)

Income before income taxes, noncontrolling interests and equity in income of equity investments	354,854	31,470	(112,156)		274,168
Income taxes	115,102	12,603	(40,488)	(i)	87,217

Income before noncontrolling interests and equity in income of equity investments	239,752	18,867	(71,668)		186,951
Equity in income of equity investments	10,171	—	—		10,171

Net income	249,923	18,867	(71,668)		197,122
Net income attributable to noncontrolling interests	(5,643)	—	—		(5,643)

Net income attributable to TSYS common shareholders	$244,280	18,867	(71,668)		$191,479

Basic earnings per share	$1.30	0.23		(j)	$1.01

Diluted earnings per share	$1.29	0.22		(j)	$1.00

Basic - weighted-average shares	188,030	73,251			189,199

Diluted - weighted-average shares	189,292	84,321			191,677

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Total System Services, Inc. and NetSpend Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Three Months Ended March 31, 2013

(in thousands of dollars, except per share amounts)

	TSYS	NetSpend	Pro forma Adjustments		Pro forma Combined
Total revenues	$464,996	117,261	(134)	(a)	$582,123
Cost of services	320,558	61,798	(42)	(b)	382,314
Salaries, depreciation and amortization		18,896	(18,896)	(c)	—
Selling, general and administrative expenses	66,054	15,531	12,771	(d)	94,356
Amortization of acquisition intangibles	—	—	24,986	(e)	24,986
Other losses	—	2,704	(2,704)	(f)	—
Mergers and acquisition expenses	3,481	—	(3,481)	(g)	—

Operating income	74,903	18,332	(12,768)		80,467
Nonoperating income (expenses)	1,018	(691)	(9,129)	(h)	(8,802)
Mergers and acquisition expenses	(2,743)	—	2,743	(g)	—

Income before income taxes, noncontrolling interests and equity in income of equity investments	73,178	17,641	(19,154)		71,665
Income taxes	17,846	6,351	(8,160)	(i)	16,037

Income before noncontrolling interests and equity in income of equity investments	55,332	11,290	(10,994)		55,628
Equity in income of equity investments	3,817	—	—		3,817

Net income	59,149	11,290	(10,994)		59,445
Net income attributable to noncontrolling interests	(2,121)	—	—		(2,121)

Net income attributable to TSYS common shareholders	$57,028	11,290	(10,994)		$57,324

Basic earnings per share	$0.31	0.14		(j)	$0.30

Diluted earnings per share	$0.30	0.14		(j)	$0.30

Basic - weighted-average shares	186,807	69,520			187,976

Diluted - weighted-average shares	188,081	81,494			190,466

See the accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

1.	Estimate of Consideration Expected to be Transferred and Preliminary Allocation of Consideration to Assets Acquired

The following is a preliminary estimate of consideration expected to be transferred to effect the Acquisition:

	Conversion Calculation	Estimated Fair Value	Form of Consideration
Number of shares of NetSpend common shares issued and outstanding as of March 31, 2013 (after conversions and accelerations)	82,363
Multiplied by cash consideration per common share outstanding	$16.00	$1,317,800	Cash

Number of NetSpend nonvested awards as of March 31, 2013 expected to be assumed in exchange for a TSYS equivalent nonvested award	1,595
Multiplied by the Exchange Ratio	0.6811

Number of TSYS equivalent nonvested awards	1,087
Fair value of TSYS equivalent nonvested awards	$23.49	$25,524	TSYS common stock

Less amount allocated to postcombination expense over the remaining service period		(21,417)

Amount considered purchase consideration		$4,107

Number of NetSpend stock options unvested as of March 31, 2013 expected to be assumed in exchange for a TSYS equivalent stock option	2,866
Multiplied by the Option Exchange Ratio	0.6811

	1,952
Fair value of TSYS equivalent stock options (1)	$14.79	$28,878	TSYS stock options

Less amount allocated to postcombination expense over the remaining service period		(4,213)

Amount considered purchase consideration		$24,665

Expected repayment of NetSpend’s revolving credit facility		$70,000

Estimate of consideration expected to be transferred (2)		$1,416,572

(1)	The fair value of the TSYS equivalent stock option was estimated as of April 24, 2013 using the Black-Scholes valuation model utilizing the assumptions noted below. The expected volatility of the TSYS stock price is based on the average historical volatility over the expected term based on daily closing stock prices. The expected term of the option is based on NetSpend’s historical employee stock option exercise behavior as well as the remaining contractual exercise term. The stock price volatility and expected term are based on TSYS’ best estimates at this time, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the total consideration that will be recorded at the effective time of the Acquisition.

TSYS believes that the fair value of the TSYS stock options that will be issued to the holders of the NetSpend stock options exceeds the fair value of NetSpend stock options. Accordingly, a portion of the fair value of the converted stock options was recognized as a component of the purchase price and additional amounts have been reflected as compensation expense. TSYS will also recalculate the fair values of the NetSpend stock options and the converted options as of the closing date, to determine the fair value amounts, to be recorded as compensation expense.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

The weighted-average assumptions used for the valuation of TSYS stock options:

Stock price	$23.49
Strike price	$8.86
Expected volatility	30%
Risk-free interest rate	1.70%
Dividend yield	1.95%
Expected term	1.13 years
Black-Scholes value per option	$14.79

(2)	The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Acquisition is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the Acquisition at the then-current market price. This requirement will likely result in a per share equity component different from the $23.49 assumed in the unaudited pro forma condensed combined financial information and that difference may be material. TSYS believes that an increase or decrease by as much as 20% in the TSYS common stock price on the closing date of the Acquisition from the common stock price assumed in the unaudited pro forma condensed combined financial information is reasonably possible based upon the recent history of TSYS common stock price. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $5 million, which would be reflected in the unaudited pro forma condensed combined financial information as an increase or decrease to goodwill.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by TSYS in the Acquisition, reconciled to the estimate of consideration expected to be transferred:

Consideration:
Cash	$1,317,800
Fair value of TSYS equivalent nonvested awards	4,107
Fair value of TSYS equivalent stock options	24,665
Repayment of NetSpend’s revolving credit facility	70,000

$1,416,572

Recognized amounts of identified assets and liabilities assumed:
Cash	$33,439
Accounts receivable	12,336
Deferred tax asset	7,620
Prepaid expenses and other current assets	10,570
Property and equipment	11,173
Computer software	92,268
Identifiable intangible assets	386,500
Other assets	37,963
Accounts payable	(8,001)
Accrued salaries and employee benefits	(4,152)
Other current liabilities	(33,998)
Deferred taxes, net	(166,997)
Other long-term liabilities	(3,663)

Total identifiable net assets	375,058
Goodwill	1,041,514

Purchase Price	$1,416,572

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

2.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(a)	The sources and uses of funds relating to the proposed Acquisition and financing transactions are as follows:

Sources (1):
Expected new notes	$1,000,000
New Term Loan	200,000
Borrowings under our existing revolving credit facility	150,000

Total sources	$1,350,000

Uses:
Repayment of NetSpend’s revolving credit facility	$(70,000)
Cash consideration to shareholders of NetSpend common stock at $16.00 per share	(1,317,800)
Estimated remaining TSYS and NetSpend Acquisition related transaction costs including certain costs related to the bridge term loan facility which TSYS does not expect to utilize (excludes $5.4 million of fees paid as of March 31, 2013 related to the bridge term loan facility) (2)	(38,637)

Total uses	$(1,426,437)

Net effect on cash	$(76,437)

(1)	See Note 2(h) for a description of the Acquisition financing.

(2)	The unaudited pro forma condensed combined balance sheet assumes that the estimated remaining transaction costs will be paid in conjunction with the closing of the Acquisition.

(b)	Reflects adjustments reclassifying historical computer software costs from property and equipment, net to computer software, net. For purposes of computing pro forma adjustments, we have assumed that the historical values of tangible fixed assets acquired reflect fair value and have recorded those amounts as part of the preliminary estimated purchase price allocation. These tangible fixed assets are being amortized using the straight-line method over their historical estimated remaining useful lives.

(c)	Reflects adjustments for the following:

Estimated fair value of technology (computer software) intangible asset being acquired	$81,100
Reclass historical computer software costs from property and equipment, net to computer software, net	13,356
Reclass historical developed technology from other intangible assets, net to computer software, net	170
Eliminate NetSpend’s historical computer software, net	(2,358)

Total	$92,268

For additional information, see Note 2(e).

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

(d)	Reflects adjustments for the following:

Estimated transaction goodwill	$1,041,514
Eliminate NetSpend’s historical goodwill	(128,567)

Total	$912,947

For additional information regarding estimated transaction goodwill, see Note 1.

(e)	As of the effective time of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use.

For purposes of computing pro forma adjustments, we have estimated a fair value adjustment for identifiable assets based on a preliminary valuation study, and are being amortized using the straight-line method over assumed estimated useful lives. The amounts and useful lives are subject to change based upon the finalization of appraisals and valuation study estimates and could differ materially from the pro forma amounts presented herein. The pro forma adjustments to other intangible assets, net and computer software, net reflect the following:

To record the estimated fair value of the following identifiable intangible assets:
Channel relationships—estimated 8 year weighted average useful life	$302,000
Trade names—estimated 5 year weighted average useful life	45,000
Technology (computer software)—estimated 7 year weighted average useful life	81,100
Database—estimated 5 year weighted average useful life	27,000
Covenant-not-to-compete—estimated 6 year weighted average useful life	12,500
Eliminate NetSpend’s historical intangible assets	(21,849)

$445,751

Total change from the unaudited historical balance sheet:
Other intangible assets, net
Record estimated fair value of identifiable intangible assets	$386,500
Reclass historical developed technology intangible asset from other intangible assets, net to computer software, net	(170)
Eliminate NetSpend’s historical other intangible assets	(19,491)

$366,839

Computer software, net
Record estimated fair value of technology (computer software) intangible assets	$81,100
Reclass historical computer software costs from property and equipment, net to computer software, net	13,356
Reclass historical developed technology intangible asset from other intangible assets, net to computer software, net	170
Eliminate NetSpend’s historical other intangible assets	(2,358)

$92,268

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

(f)	Reflects adjustments for the following:

Record deferred tax asset on equity portion of consideration	$9,372
Record deferred tax asset on estimated remaining TSYS and NetSpend Acquisition related transaction costs (1)	9,481

Total	$18,853

(1)	See Note 2(k) for a description of the adjustments for long-term deferred income tax liabilities.

(g)	Reflects adjustments for the following:

Deferral of costs associated with new debt issued in connection with the Acquisition (1)	$8,550
Write-off NetSpend’s unamortized debt issuance costs	(815)
Client contract extension payment contingent upon closing	3,000

Total	$10,735

(1)	Deferred debt issuance costs expected to be amortized over the term of the associated new debt.

(h)	Reflects adjustments for the following:

New borrowings (1):
Expected new notes	$1,000,000
New Term Loan	200,000
Borrowings under our existing revolving credit facility	150,000

Total	$1,350,000

Repayments:
NetSpend revolving credit facility	(70,000)

Net change in debt	$1,280,000

Total change from the unaudited historical balance sheet:
Current portion of NetSpend’s revolving credit facility	$(12,000)
Current portion of New Term Loan	10,000
Long-term debt, excluding current portion, of NetSpend’s revolving credit facility	(58,000)
Long-term debt, excluding current portion, of New Debt	1,340,000

Total	$1,280,000

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

(1)	The cash portion of the Acquisition, as well as the repayment of approximately $70 million of NetSpend’s assumed debt, is expected to be funded through net proceeds from an expected issuance of senior unsecured notes, a new term loan, cash on hand and borrowings under our existing revolving credit facility. We have received commitments from several banks for a syndicated $1.0 billion bridge term loan facility that may be used for funding in the event the Acquisition closes prior to obtaining permanent financing. In addition, we entered into a $200 million five-year unsecured term loan with several lenders that may be drawn in connection with the consummation of the Acquisition (the “New Term Loan”). For purposes of the unaudited pro forma condensed combined financial information, we assumed the use of permanent financing in lieu of the bridge term loan facility.

(i)	Reflects adjustments for reclass of accruals for salaries and benefits from other current liabilities to accrued salaries and benefits.

(j)	Reflects adjustments for the following:

Write-off of the current portion of deferred revenue for which no future service obligation remains (1)	$(369)
Client contract extension payment contingent upon closing	3,000
Reduce current taxes payable for tax benefit associated with write-off of NetSpend’s historical debt issuance costs	(294)
Reclass accruals for salaries and benefits from other current liabilities to accrued salaries and benefits	(4,152)
To eliminate Acquisition related transaction costs including advisory and legal fees accrued in the three months ended March 31, 2013 assumed to be paid in conjunction with the closing of the Acquisition	(1,516)

Total	$(3,331)

(1)	After the completion of the Acquisition, TSYS’ revenue will reflect the decreased valuation of NetSpend’s deferred revenue. Although long-term there will be no continuing impact on the combined operating results, the majority of this deferred revenue would have been recognized by NetSpend in the next two years. To show the anticipated effect on the condensed combined operating results after the completion of the Acquisition, the unaudited pro forma condensed combined statements of income were also adjusted to reflect the decreased value of NetSpend’s historical deferred revenue.

(k)	Reflects adjustments for the following:

Establish deferred tax liability for the increase in the basis of identified acquired intangible assets (1)	$168,804
Elimination of NetSpend’s previous deferred tax liability associated with historical intangible assets	(7,297)

Total change in deferred income tax liabilities	$161,507

(1)	See Note 2(e) for additional information regarding identified intangible assets.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

(l)	Reflects adjustments for the following:

Eliminate NetSpend’s preferred stock	$(1)

Eliminate NetSpend’s common stock	$(88)
Record common stock issuance at par value for the Acquisition	109

Total	$21

Eliminate NetSpend’s additional paid-in capital	$(194,104)
Record common stock issuance for the Acquisition	28,663

Total	$165,441

(m)	Reflects adjustments to eliminate NetSpend’s accumulated other comprehensive income.

(n)	Reflects adjustments to eliminate NetSpend’s treasury stock.

(o)	Reflects adjustments for the following:

Eliminate NetSpend retained earnings	$(81,091)
To record estimated impact of writing off NetSpend’s historical debt issuance costs, net	(521)
To record estimated impact of writing off NetSpend’s deferred tax liability associated with historical intangible assets	7,297
To eliminate impact of adjustments	(6,776)
To record estimated non-recurring costs for remaining TSYS Acquisition related transactions costs and certain costs related to the bridge term facility which TSYS does not expect to utilize (excludes $2.7 million incurred by TSYS in the three months ended March 31, 2013), net of taxes	(20,606)

Total	$(101,697)

3.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income:

The pro forma adjustments do not reflect the following material items that are expected to result directly from the Acquisition and which are expected to impact our statement of operations within twelve months following the Acquisition:

•

Acquisition and related financing transactions costs currently estimated at approximately $30 million relating to fees to investment bankers, attorneys, accountants, and other professional advisors, and other transaction-related costs that will likely not be capitalized as deferred financing costs; and

•

The effect of anticipated cost savings or operating efficiencies expected to be realized and related restructuring charges such as technology and infrastructure integration expenses, and other costs related to the integration of NetSpend into TSYS.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

(a) Reflects adjustments for the following:

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Reduction in revenue related to the write-off of deferred revenue for which no future service obligation remains (1)	$(235)	$(134)

(1)	See Note 2(j) for the estimated reduction to NetSpend’s historical deferred revenue.

(b)	Reflects adjustments for the following:

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Reclass NetSpend’s historical depreciation and amortization	$11,476	3,071
Eliminate NetSpend’s historical intangible asset amortization expense	(208)	(18)
Reclass TSYS’ historical intangible asset amortization to amortization of acquisition intangibles	(6,043)	(3,095)

	$5,225	(42)

(c)	Reflects adjustments for the following:

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Reclass NetSpend’s historical depreciation and amortization	$(13,778)	(3,778)
Reclass NetSpend’s historical salaries, benefits and other personnel costs	(56,328)	(15,118)

	$(70,106)	(18,896)

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

(d)	Reflects adjustments for the following:

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Reclass NetSpend’s historical depreciation and amortization	$2,302	707
New intangible asset amortization	65,819	16,454
Eliminate NetSpend’s historical intangible asset amortization expense	(2,087)	(572)
New compensation arrangements	2,003	501
Record share-based compensation expense from converted NetSpend options and nonvested awards	9,554	2,389
Reclass TSYS’ historical intangible asset amortization to amortization of acquisition intangibles	(86,040)	(21,892)
Reclass NetSpend’s travel expenses from other losses	—	66
Reclass NetSpend’s historical salaries, benefits and other personnel costs	56,328	15,118

	$47,879	12,771

(e)	The pro forma adjustment to expenses reflects the additional intangible asset amortization. The components of the adjustments to amortization of acquisition intangibles are as follows:

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Reclass TSYS’ historical intangible asset amortization	$26,264	8,532
Record new intangible asset amortization expense	65,819	16,454

	$92,083	24,986

(f)	The pro forma adjustment to expenses reflects the elimination of NetSpend’s legal and advisory costs in connection with the Acquisition.

(g)	The pro forma adjustment to expenses reflects the elimination of TSYS’ legal and advisory costs and bridge financing costs in connection with the Acquisition:

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Eliminate TSYS’ legal and advisory expenses associated with the Acquisition	$—	3,481
Eliminate TSYS’ expenses associated with the bridge term loan facility	—	2,743

Total	$—	6,224

(h)	The pro forma adjustment to expenses reflects interest expense related to the new senior unsecured notes TSYS expects to issue, the New Term Loan and $150 million of additional borrowings under our existing revolving credit facility. The components of the adjustments to other expenses, net are as follows:

	Year Ended December 31, 2012	Three Months Ended March 31, 2013
Eliminate NetSpend’s historical interest expense on debt to be repaid	$2,110	609
Eliminate NetSpend’s historical debt issuance cost amortization	326	81
Interest expense on new debt used to finance the Acquisition (1)	(37,800)	(9,450)
Amortization of deferred financing fees related to new debt	(1,476)	(369)

Total	$(36,840)	(9,129)

(1)	For the anticipated new borrowings that will be used to finance the Acquisition, see Note 2(h). For purposes of computing pro forma adjustments for interest expense, we have made certain assumptions regarding our debt structure at the closing of the Acquisition, and interest rates on our outstanding debt. These estimates are preliminary and actual results could differ materially from the pro forma amounts presented herein. An increase or decrease of 0.125% to the assumed blended average interest rate of 2.8% would change interest expense by approximately $1.7 million per year.

(i)	This represents the tax effect of adjustments to income before income taxes and equity income primarily related to the expense associated with incremental debt to partially finance the Acquisition and increased amortization resulting from estimated fair value adjustments for acquired intangibles. TSYS has assumed a 36.1% blended tax rate representing the estimated combined effective U.S. federal and state statutory rates. This estimated blended tax rate recognizes that NetSpend is predominately a U.S. based entity and that the debt incurred by TSYS to effect the Acquisition will be an obligation of a U.S. entity. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities. Pro forma adjustments do not include adjustments to deferred tax assets and liabilities other than reflected herein. The structure of the Acquisition and certain elections that we may make in connection with the Acquisition and subsequent tax filings may impact the amount of deferred tax liabilities that are due and the realization of deferred tax assets.

(j)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of NetSpend are assumed to be replaced by the shares expected to be issued by TSYS to effect the Acquisition.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share amounts)

The unaudited pro forma condensed combined financial information does not reflect revenue synergies or the expected realization of annual pre-tax cost savings. Although TSYS management expects that cost savings will result from the Acquisition, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial information also does not reflect estimated restructuring charges associated with the expected cost savings, which will be expensed as incurred.

(k)	Other losses for the year ended December 31, 2012 for NetSpend includes settlement and other losses of $37.0 million and primarily relates to accruals for legal contingencies and settlements, primarily Alexsam litigation ($24.0 million) and Integrated Technological Systems, Inc. ($10.5 million). See Note 15—Commitments and Contingencies in the audited financial statements of NetSpend as of and for the year ended December 31, 2012 for additional information.